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Below is a transcript of a conference call that occurred on March 29, 2010 at 8:30 AM EDT:

AVT - Avnet, Inc. Announces Agreement to Acquire Bell Microproducts Inc.
Event Date/Time: Mar. 29. 2010 / 12:30PM GMT

CORPORATE PARTICIPANTS

Vince Keenan
Avnet, Inc. - VP, IR

Roy Vallee
Avnet, Inc. - Chairman, CEO

Don Bell
Bell Microproducts - Founder, CEO

Ray Sadowski
Avnet, Inc. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Jim Suva
Citigroup - Analyst

Shawn Harrison
Longbow Research - Analyst

Brian Alexander
Raymond James - Analyst

Ananda Baruah
Brean Murray - Analyst

Steven Fox
CLSA - Analyst

Param Singh
Thomas Weisel Partners - Analyst

Amitabh Passi
UBS - Analyst

Rich Kugele
Needham & Company - Analyst

Jake Kamimee
Morgan Stanley - Analyst

Hale Holden
Barclays Capital - Analyst

Judy Delgado
Alpine Associates - Analyst

Barbara Darrow
TechTarget - Analyst

Mark Hassenberg
Nottingham Capital – Analyst

PRESENTATION

Operator

I would now like to turn the floor over to Mr. Vince Keenan, Avnet's Vice President of Investor Relations.

Vince Keenan - Avnet, Inc. - VP, IR

Good morning and thank you for joining us for our call covering Avnet's planned acquisition of Bell Microproducts Inc. I am Vince Keenan, Vice President and Director of Investor Relations for Avnet. If you are listening by telephone today and have not accessed the slides that accompany this presentation, please go to our website, www.IR.Avnet.com, and click on the icon announcing today's event.

In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles, or GAAP, the Company also discloses non-GAAP results of operations that exclude certain items. Reconciliations of the Company's analysis of Bell Microproducts' operating income to GAAP can be found in the press release which is attached to the Form 8-K filed with the SEC today, in several of the slides in this presentation, and on Avnet's Investor Relations website.

Before we get started with the call I would like to review Avnet's Safe Harbor statement. This call contains certain forward-looking statements which are statements addressing future financial and operating results of Avnet. These statements are based on management's current expectations. Actual results may vary materially from the expectations contained in the forward-looking statements. Factors that could cause actual results to differ materially from the expectations contained in the forward-looking statements are described in Avnet's filings with the Securities and Exchange Commission.

In just a few moments Roy Vallee, Avnet's Chairman and CEO, will provide an overview of the strategic rationale to the acquisition of Bell Microproducts including transaction structure and some preliminary highlights of the combined company. At the conclusion of Roy's remarks we will conduct a Q&A session. Also here today to take any questions you may have related to the acquisition are Ray Sadowski, Avnet's Chief Financial Officer, and also on the line we have Rick Hamada, Avnet's Chief Operating Officer, and Don Bell, the Founder and CEO of Bell Microproducts.

Before we get started with management's comments I would like to point out that while we've provided updated guidance for the March 2010 quarter in today's press release, the purpose of this call is to focus on Avnet's offer to acquire Bell Microproducts. There is still another very important week left in our quarter, so the results are far from final and we will be covering from them in our regularly scheduled quarterly announcement.

Therefore, I would ask that you limit yourself to one question regarding the transaction to ensure we have -- we can cover that important topic before our time is up. If we have additional time at the end of the call we will take any follow-up questions regarding the transaction or updated guidance. With that let me introduce Mr. Roy Vallee, to discuss Avnet's acquisition of Bell Microproducts Inc.

Roy Vallee - Avnet, Inc. - Chairman, CEO

Thank you, Vince, and hello, everyone. Thank you all for taking the time to be with us, especially on such short notice. It is very early out here in Arizona and California, but we thought this transaction was significant enough to warrant an investor call. Please remember that the transaction is just being announced today and will not close for a few months. As such, our detailed integration plans have not yet been developed. We will tell you what we can and what we know at this point in the process. But of course, there will be more information when the deal closes.

As many of you know, we have long pursued a strategy of value creating M&A that produces shareholder value while increasing Avnet's global scale and scope in our core businesses. Today's announcement is a major building block in that strategy that we believe will achieve our stated financial objectives and allow us to deliver increased value to our customers and suppliers. The combination of Avnet and Bell Microproducts will strengthen our presence in several key markets while also expanding us into some new geographies and product areas.

Bell is a leading value added distributor of storage and computing solutions with a diverse customer base and prestigious line card. Their distribution business, which represented around 85% of calendar 2009 revenue, includes storage systems, servers, software and services for the data center and embedded applications along with computer components such as hard disk drives. Bell also operates a single tier reseller business which sells storage, server and IT infrastructure solutions to a broad account base of end-users in North America. Since Avnet is focused on two-tier value add distribution in this region, we will explore strategic alternatives for this business segment of Bell.

Over the last several years Bell has been focused on high-growth business segments and expanding its international presence while investing in value add services to deliver complete solutions. As of calendar 2009 their geographic breakdown was 42% North America, 41% Europe and 17% in Latin America.

While the recession, and other distractions, has had a multi-quarter negative impact on Bell's results, the focus on higher growth markets is evident as revenue returned to positive year-over-year comps in the December quarter just ended after bottoming in the June 2009 quarter. And as a result of restructuring actions taken during the recession and the focus on value added solutions, Bell improved its non-GAAP operating profit margin, excluding certain items, from a low of 0.2% in December 2008 to 2.4% in December 2009.

Similar to Avnet, Bell enters this recovery with significant operating leverage in its business model and we are confident that the combination of our two companies will result in accelerated financial improvements for the combined enterprise.

This next slide detail some of the compelling strategic and financial rationale behind this transaction. Let's begin with what this acquisition means to Avnet's competitive position. After the merger is complete Avnet will have strengthened its position as a global leader in value added solutions distribution addressing the data center market. We will also meaningfully expand our embedded computing solutions business and add a leading position in hard disk drives to our existing computing components business.

Embedded computing solutions are a key element of our profitable growth plans. The addition of the Bell customer base will provide opportunities for cross selling. Another important element of this transaction is that we will be adding a sizable number of talented employees who have deep knowledge of the markets in which Bell completes along with strong customer and supplier relationships at the corporate and local levels.

We're also adding new products that will further diversify our supply base and expand and strengthen our suite of product and service offerings in several geographies. While the addition of Bell will strengthen Avnet's position as the global leader in value-added distribution and solutions, it will also expand our presence in important international markets and product segments.

Over the past few years TS has been pursuing a strategy to expand into higher growth emerging markets. The Latin America business of Bell will accelerate that strategy by establishing a substantial footprint in a market that is forecasted to grow 8.4% annually over the next five years. With 41% of Bell's business in Europe, or close to $1.3 billion of revenue, TS EMEA will be 150% of its current size, providing increased scale which should accelerate the achievement of our long-term business model for that region.

Our embedded computing business in North America will almost double in size. So overall we'll be well positioned to deliver more value to our trading partners globally. On top of the compelling strategic rationale, this acquisition (technical difficulty).  Avnet's financial performance by growing economic profits and shareholder value. We expect (technical difficulty) Avnet's return on capital employed goal of at least 12.5% for acquisitions once the integration is complete. It should be accretive to EPS immediately excluding integration and transaction costs.

With our proven integration process we will work to rapidly streamline the businesses that complement each other and bring our value-based management culture and discipline to the entire enterprise. As many of you know, the Bell team has been resource constrained and they dealt with a series of distracting issues over the past few years that had nothing to do with the quality of its people and their desire to deliver excellent customer service.

We believe that with the financial resources of Avnet, along with our global scale and scope, the combined organization will being well positioned to outperform the markets we serve and continue to being recognized as the leader in innovation for value added solutions distribution.

Now I'd like to provide a brief recap of the transaction. Avnet and Bell Microproducts have signed a definitive agreement for Avnet to acquire Bell in an all cash offer for $7 per share, which equates to an equity value of $252 million and a transaction value of $594 million including the assumption of approximately $342 million of Bell's net debt including the par value of Bell's convertible note. The Boards of Directors of both companies have approved the transaction and closing is subject to approval by Bell's shareholders as well as customary regulatory approvals. We expect the transaction to close in approximately 60 to 120 days.

At this point we have not developed the detailed integration plans; however, based on our past experience and a top-down analysis, our current estimate is for roughly $50 million to $60 million of expense synergies. The expense synergies exclude the Latin America business as there is no overlap with Avnet's current operations, and the single tier business, as we will be evaluating strategic alternatives.

We expect to essentially complete the integration within a year of closing the transaction. However, the exact timing could change as we learn more about the integration requirements. At this early stage, based on past experience, we believe the total one-time cost of integration should be roughly in the range of $20 million to $30 million.

Before I go into the Q&A I'd like to summarize the compelling strategic and financial rationale for this acquisition. The acquisition of Bell Microproducts provides a unique opportunity for Avnet to strengthen its market position while enhancing our industry-leading scale and scope and value-added technology distribution. Our technology solutions group will strengthen its position as a leader in solutions distribution addressing the data center. We will also add new customers and products that will diversify our revenue base while adding opportunities for cross selling.

Our embedded computing business will get a significant boost in size and enhance its ability to target high-growth segments like medical and telephony. Due to its size the transaction adds real scale to complementary businesses, creates some new ones and provides multiple avenues to pursue profitable growth in several areas.

The financial benefits of this transaction are also significant. We will add around $3 billion to our top line. Current projections support Avnet's return on capital goal for acquisitions of 12.5% upon completion of the integration. And the investment should be immediately accretive to EPS excluding integration and deal costs.

Don and the entire team at Bell have built a multi-regional company with strong customer relationships, deep technical skills and a multi-year track record of growing both revenue and market share. They've made commendable progress in several markets and are translating growth into improved financial performance. By combining the Bell team with all the resources of Avnet we'll be positioned to grow faster than the markets we serve and in the process generate incremental economic profit growth for our shareholders. And with that, let's open up the line for Q&A. Operator?

Operator

(Operator Instructions). Jim Suva, Citigroup.

Jim Suva - Citigroup – Analyst

Thank you, everyone, and good morning. A couple questions. First of all, you had mentioned immediate accretiveness. Surely if you can help us quantify the amount of accretiveness you're talking about and -- does that exclude the business that you're going to strategically divest and -- how should we think about that assuming that there may not be a great strategic alternative, how much risk is there associated with the disposal of that business?

And then finally, after the accretion and -- does or doesn't that include the part of business you're going to strategically explore? Can you talk about any type of leakage or overlap that maybe could result in this if any?

Roy Vallee - Avnet, Inc. - Chairman, CEO

Okay, good morning, Jim. This is Roy. Let me take a shot at this and, of course, we can open it up for Ray or Rick to make additional comments. I guess the first point I'd like to make is that that reseller business, brands there would be ProSys and TotalTec for Bell Micro. It is being operated now as a fairly independent portion of Bell. And we will continue to operate in that fashion with those businesses reporting directly to our Chief Operating Officer, Rick Hamada.

So our thinking is that we could operate that business for an extended period of time, depending upon how our evaluations go related to strategic alternatives. So, no real change operationally in that segment of the Bell Micro business until we do decide what we're going to -- what moves we're going to take strategically.

Second thing, regarding the accretion. I think the best way to think about that in the short term would be that you have a rough idea of what our cash on hand is; not all of that is here in the Americas, so we have some work to do to determine how much of our cash we will use and how much of our standby credit facilities we would use.

But you could establish sort of a blended interest rate on that capital and you could compare that to the Street estimates that are out there for Bell Micro for calendar 2010. And I think what you can see is that the transaction is accretive. And I just want to point out to everyone, what's a little bit unique right now is that interest rates or so low that the interest income on the cash we're receiving is far below normal market conditions. And therefore simply putting that capital to work creates accretion in the short-term.

As you know, Jim, our real view of successful transactions, though, is measured as return on total capital and our focus is not on the short-term accretion, although it's certainly going to be there, our focus is on achieving our return on capital goals post-integration, post-synergies and we feel comfortable we can do that with this transaction.

And then the last thing you mentioned is leakage. You know, my view, and maybe Don would want to comment on this, but my view is that there's actually relatively little overlap between our two businesses. Even though we're both in the IT distribution space, and in some of the same geographies, the product lines and focus areas are not very common.

I think that the -- the one thing that might be worth pointing out though is that Bell does have a large computing components operation, most notably in the HDD area, hard disk drives. And what we don't know yet is how that business will shape or form as we bring in our metrics around return on capital. So that's something that will need to be determined and it could have an impact on revenue, we just really don't know the answer to that one yet, Jim. So that will be something we'll determine over the next one to two years sort of thing.

Operator

Thank you.

Roy Vallee - Avnet, Inc. - Chairman, CEO

Don, would you like to add anything?

Don Bell - Bell Microproducts - Founder, CEO

Yes, I'd like to give you the perspective of first the question on ProSys and the single tier. I think that the value that has been put on that end of the business is conservative. ProSys and TotalTec are awfully good companies; they execute extremely well, we've got some excellent people and good management in the Company. And I believe that that value will be realized without question in my mind.

Also, it was amazing as we talked to Roy and the team and we looked at the complementary nature of Bell Micro to Avnet and it was pretty astounding. And so I think that it really brings value to both companies and our customer and supplier base.

Roy Vallee - Avnet, Inc. - Chairman, CEO

Thanks, Don.

Operator

Shawn Harrison, Longbow Research.

Shawn Harrison - Longbow Research – Analyst

Hi, good morning. Maybe just a way to revisit Jim's question is if you could speak to what you think the normalized EBIT margins are for -- in the single tier distribution versus the 85% of the business that more directly overlaps with you, so we can look out kind of what normalized accretion or normalized profitability would be in addition to your savings. And then maybe if you could just speak to what relationships at Bell that you think maybe have the greatest opportunities to expand say over the next 12 to 24 months, particularly I think -- I believe Bell has just added a relationship with Dell that you don't have.

Roy Vallee - Avnet, Inc. - Chairman, CEO

Yes, so Shawn, I think maybe the best way to think about the margins is that when you look at the Bell distribution business and you bring it into Avnet and you take into consideration the synergies that will be realized through the integration, we would expect the margins from that business to be comparable to our current Technology Solutions margins. So you could think of that business model as our expectation.

And then on the product side, what's going to happen here is that in some cases -- in certain geographies we have some overlapping product lines and there we're going to strengthen, but in other cases we're going to be expanding. So, for example, Don has got a pretty good business in Benelux in the data center space. That's not a strong market for Avnet currently in that segment; we do some other things in the Benelux.

In North America we've got a significant opportunity to expand our embedded computing business and Don has got some interesting capabilities there both in terms of product lines as well as value added operations, for example right in the heart of Silicon Valley. And then as you mentioned, they recently have expanded with Dell, that gives us an entree into that supplier. We're not sure yet where that's going to take us, but typically once we get to know each other the opportunities for Avnet to add value and grow profitable revenue tend to surface themselves. So that would be my quick summary, Shawn.

Shawn Harrison - Longbow Research - Analyst

Thank you.

Don Bell - Bell Microproducts - Founder, CEO

Well, if I could add on that, we're looking forward in Bell Micro to the broader product base that Avnet has. Our people, we are a more limited line by design and as we look at the resources of Avnet with the product lines that they have, I'm sure our sales people are going to pick up a pretty good amount of productivity just by having a broader product category to sell.

Roy Vallee - Avnet, Inc. - Chairman, CEO

Yes, Don it's a great point. Just a reminder to everybody on the call -- as we go about planning and executing integrations we have a mantra at Avnet that we've used since the early '90s called best people and best practices. And the key point here is that independent of which company acquires the other, the reality is that there are product lines, customers and people that now can all benefit from the capabilities on the other side. So we see tremendous opportunities and synergies in that category. Next question, Operator.

Operator

Brian Alexander, Raymond James Associates.

Brian Alexander - Raymond James - Analyst

Yes just, Roy, a question on the cost savings of $50 million to $60 million. Is any of that in cost of goods sold? Because if it's all OpEx it looks like you're expecting to move about 20% to 25% of Bell's operating expenses. And I know the Company just went through a very exhaustive cost-cutting program, so just a little bit more on your confidence level that there's that much cost synergy, that's my first question.

And then on the second question -- or clarification I should say. On the ROCE target of 12.5%, I don't know if you said before -- or I guess at least 12.5%. I don't know if you said before whether you were assuming any revenue synergies in achieving that. Thanks.

Roy Vallee - Avnet, Inc. - Chairman, CEO

Okay. The last question is the easiest one and the answer is no, Brian. Typically we work very hard to identify the revenue synergy opportunities and we develop strategies to go execute those. But we almost never plan on revenue synergy as part of our return on capital objectives. So, there's nothing in there from that perspective.

Coming back to the cost synergies, I'd like to make a couple of points. One is both companies have gone through this global recession and have reduced operating expenses considerably in the process. So as a result of that I think that there is significant operating leverage inside of both companies now. However, keep in mind that independent of how lean the companies might be, there are overlaps. And based on those overlaps we are estimating these synergies.

In reality, in past transactions where we have fully integrated the businesses, we have achieved between 30% and 35% cost reduction from the acquired business or of the acquired business and of course that does not mean that all of the costs come out of the acquired business. It's the combined cost reduction from the overlap areas and we are comfortable with that synergy estimate. And Brian, it is all SG&A.

Operator

Ananda Baruah, Brean Murray.

Ananda Baruah - Brean Murray – Analyst

Thanks for taking the question, guys, and congratulations on both sides. I guess going back to the revenue potentiality of the combined deal. Any I guess metric you can give us, Roy, at this point around how much you think you might able to grow the Bell business? And I guess any overlap areas above and beyond what the current growth rate is now as you guys look at what's potentially possible over the next couple of years?

Roy Vallee - Avnet, Inc. - Chairman, CEO

Yes, Ananda, that's a really tough question. Let me just share with you a personal perspective because I don't think prospectively anybody really knows the right answer. But my personal perspective is that there will be some areas where we have overlapping products and we may give up a little bit of revenue. There may be some other areas where Avnet's focus on return on capital would imply that the revenue is going to get smaller instead of bigger.

And then on the other hand, as Don and I have both been saying this morning, we've got a lot of talented people on both sides that are now going to have access to new product lines, new services, new customer relationships and that's going to create upside.

So from my personal perspective I tend to look at transactions like this, as one plus one equals two. And we will be keeping track of that from a marketshare perspective so that we don't get confused by market growth and we'll do our best to make sure that we can make that equation come true and, if anything, maybe be a little bit on the plus side. But at this point I think it would be very difficult to give you any kind of an accurate forecast.

Ananda Baruah - Brean Murray - Analyst

And going forward given the size of the revenue stream being added, will you -- do you guys plan on making comments around some of the metrics and give us some insight into how the business is growing over time?

Roy Vallee - Avnet, Inc. - Chairman, CEO

Oh, sure. We typically do that. We try to provide you with organic growth rates as well as of course the absolute growth numbers and, Ananda, as you know, we'll go do that with and without currency as well.

Ananda Baruah - Brean Murray - Analyst

Cool, thanks. Also I guess is Don staying on?

Roy Vallee - Avnet, Inc. - Chairman, CEO

Absolutely. Don and I have been talking about his role. As you all know, his name is on the door and he has a high desire to ensure that we have a successful and smooth integration. He and I have not worked out anything formal with regards to his role, but I'm certainly hopeful that he's going to be with us through the integration and possibly a little bit longer. Don, anything you'd like to add?

Don Bell - Bell Microproducts - Founder, CEO

Yes. I would, Ananda. How are you? I've got 22 years of lots of hard work and my heart in this company and the people in Bell Micro. And companies really are made up of people. And so I -- there's no way I would turn and walk away from things, I want to help with the integration do everything I can and contribute as much as I can. So, I will be active for a while or as long as they want me and so I wholeheartedly support this and I think the people of Bell Micro will also. And so we're going to make a success out of it.

Ananda Baruah - Brean Murray - Analyst

Well, thanks a lot, and looking forward to it.

Roy Vallee - Avnet, Inc. - Chairman, CEO

Thank you.

Operator

Steven Fox, CLSA.

Steven Fox - CLSA – Analyst

Hi, good morning. Roy, just a couple of quick questions. First of all, maybe you can expand on the opportunities in the embedded computing market after the deal closes, where do you think you'll get the most growth from, etc.?

And then secondly, if you are taking any questions on the revised outlook, I guess my one question would be, when you look at the sales and the EPS guidance it's implying faster growth, a higher increase in the earnings than in the sales and you're saying it's all due to mix if I understood the press release right. Is there anything incremental on your leverage side that we should the thinking about? Thanks.

Roy Vallee - Avnet, Inc. - Chairman, CEO

Okay. Steve, on the embedded piece, there's going to be several analyses here. One would be on the product side, what are the products that Avnet has that could be sold to the Bell customers and what are the products that Bell has that be sold to the Avnet customers? But in addition to that, wherever there are overlapping people resources we'll be looking to spread those resources into a broader account base.

I think another significant point is that the location of our integration centers are different. And one of the things about embedded computing is that frequently, similar to the EMS model, customers take comfort in having an integration capability within some reasonable proximity of their own manufacturing operations that allows them to come over and periodically get involved in any design or production related issues that affect their business. So, we'll be looking to leverage that as well. Don, any comments from you on the embedded piece?

Don Bell - Bell Microproducts - Founder, CEO

Well, that's been a key market I know that Avnet's been after and we have also. We found that the combination of Intel and some of the embedded boards and boxes combined with storage has been a big opportunity for the Company. It has higher margins, it's the -- the nature of the business is that you have to work very hard and go through a long design cycle to win the business. But once you do the margins are higher, it's more protected and it's a better long-term business with a lot better predictability.

So I think this is one of the businesses that is a superb opportunity for the combined entity. It's been a good opportunity for both companies and I think this will just strengthen Avnet's hand in that marketplace. So it's one of the key markets that we were targeted on. And it's one that's growing as the industrial base in the US returns. We're seeing some pretty good increases in that end of the business.

Roy Vallee - Avnet, Inc. - Chairman, CEO

So thanks, Don. And Steve, I'll make one relatively brief comment on your question about the guidance and we'll – if there are more questions we'll try to take those at the end of the call, time permitting. But just real briefly, what's happening is we are getting a favorable mix, but also it would appear -- and again, I want to remind everybody, the quarter is not over yet. But it would appear that we do have margin expansion on a by-group/by-region basis as well. So the combination of those two things are what's driving the earnings power.

Operator

Matt Sheerin, Thomas Weisel Partners.

Param Singh - Thomas Weisel Partners - Analyst

Hi, this is Param Singh for Matt Sheerin. I was basically wanting to ask what your exit strategy would be for your one tier business, but I guess you mostly answered that. But do you have a time horizon what you're looking at where you might want to exit any of the businesses that don't align with your core strategy or if there are any conflicts that you might face?

Roy Vallee - Avnet, Inc. - Chairman, CEO

So, first of all, other than the single tier business we have no plans to exit revenue streams. We only have plans to learn to add Avnet's capabilities and also to measure, based on our key metrics, which may be somewhat different from the way Bell has been operating in the past.

Regarding the single tier, I just want to make a point. We are committed in North America to the two-tier value add distribution model and that is why we're going to seek strategic alternatives related to the single tier. However, as Don has already said, this is a very well running reseller, one of the largest resellers in North America as a matter of fact.

And so we're going to explore strategic alternatives, but we're going to continue to operate the business and invest in it and let it run independently as it has been at Bell. So, when we do make a move with that business it will be one that is beneficial to both Avnet's shareholders and to the employees and trading partners of that company.

Param Singh - Thomas Weisel Partners - Analyst

Great, yes, that answers my question. Thank you so much and congratulations on the merger.

Roy Vallee - Avnet, Inc. - Chairman, CEO

Thank you.

Operator

Amitabh Passi, UBS.

Amitabh Passi - UBS - Analyst

Thank you. Roy, just a quick question for you. When I looked at the product breakdown there's a large product category called other, 38% of Bell's sales. Are there any other products in there that are sort of non-strategic to you? And what would be included in those product categories?

And then, Don, perhaps for you. I was just curious whether you had shopped around the deal. Why Avnet? And I think perhaps even why now from a timing perspective? Any color you can shed there would be helpful.

Roy Vallee - Avnet, Inc. - Chairman, CEO

So, actually, Don, if you wouldn't mind taking the lead on both in terms of what are the key products in the other category as well as the second part of that question.

Don Bell - Bell Microproducts - Founder, CEO

Okay. The other category for us would include products like solid-state drives that we're one of the leaders, if not the leader, in solid-state drives. That would be from all of the disk drive manufacturers but also from [SDEC], Intel and other appliance and a number of other solid-state drives. It would include all of the computer peripherals, monitors, any related boards, embedded boards, and products -- peripherals would be in that other category.

So, it's a pretty broad base of products and would include any -- any of the embedded building blocks would fall into that category of products. So, I would seriously doubt if Avnet would want to exit any of those product lines; they're actually a pretty good product mix. And what was the second part of the question?

Amitabh Passi - UBS - Analyst

Don, the second part was just I was curious why from a timing perspective sell the business now? And then also whether you had shopped around the deal or whether it was just direct negotiations with Avnet?

Don Bell - Bell Microproducts - Founder, CEO

Okay. In terms of the shopping, the lawyers have asked me to not comment on that until we get our proxy out in a couple of weeks. And so we'll outline all of the different things that went on when the proxy comes out. As to why sell now, well, we got a good offer from Avnet, number one, for the shareholders and the employees. My responsibility is really to both of those categories of people, shareholders and employees.

And I've been at this for 22 years now with the Company. We didn't envision selling it. We've certainly had some challenges with our accounting challenges over the past couple of years, a stock option investigation and so on. That did take some resources out of the Company and as we looked at the options of diverted management for a while.

And certainly now the Company is through that, we've got that all behind us, we have got relisted and (inaudible) back up. I think we're positioned well for the future, did have some limited resources needed to deal with the future financing and we got -- simply got an offer we couldn't refuse from Avnet and we're pleased to accept it.

Amitabh Passi - UBS - Analyst

Okay, thank you.

Operator

Rich Kugele, Needham & Company.

Rich Kugele - Needham & Company - Analyst

Thank you, good morning. I wanted to also extend my congratulations to you, Don. It's been a long road, Don, and you brought the Company back from the brink and have it as a very valuable asset now today. And congratulations, Roy; I don't need to tell you, you have a great asset. Just a last question. I guess from a shareholder perspective you expect the vote, Don, when?

Don Bell - Bell Microproducts - Founder, CEO

Well, it would be somewhere in the 60- to 90-day time period, I would guess, 60 to 120. We've got to go through just the normal things of getting the proxy out. That would not be the limiting factor, we don't believe. We've got to go through regulatory approval both here in the US, Canada and in the EU. And that would really be the basing item in my opinion.

Rich Kugele - Needham & Company - Analyst

And, Don, have you talked to any of the vendors that you have the major ones or any of the companies you're doing some of the value add services for on their willingness to work with Avnet or enthusiasm?

Don Bell - Bell Microproducts - Founder, CEO

Well, we haven't yet because this thing just got put together over the weekend and became final. We will certainly do that this week beginning today. I don't envision any problems, frankly. I think it's -- Avnet is a well-respected company, we've talked about it and we share a few lines and we don't think there are any issues from that standpoint. I think our customers will be okay with the transaction and probably even embrace it because that gives certainly more security going forward. So I'm very optimistic, I don't foresee any problems in that area.

Roy Vallee - Avnet, Inc. - Chairman, CEO

And, Rich, this is Roy. First of all, thank you for the kind comments. The other thing that we have found in transactions like this is that if we can retain the personnel who do the customer and supplier interfacing then typically there's just no issue. We're bringing additional resources to the team that have not been available to them in the past and if the customer and supplier relationships are not interrupted we find a huge continuity of revenue.

Rich Kugele - Needham & Company - Analyst

Great, thank you very much.

Operator

Jim Suva, Citigroup.

Jim Suva - Citigroup - Analyst
Thanks. A quick follow-up. Given the size of this one, which I believe is the biggest acquisition that Avnet has ever made. Is it fair to say that you're going to take some time to digest this one or do you still have the resources to continue to look at strategic M&A and maybe how we should think about digesting this versus continuing to go forward and making accretive acquisitions?

Roy Vallee - Avnet, Inc. - Chairman, CEO

So, Jim, first of all it is the largest one in revenue terms. It's not quite the largest in transaction terms due to the product mix and margins, but it's number one in revenue. Relative to Memec, which was a global integration, this one is relatively easy because it's only a couple of continents or so. So North America, Latin America and EMEA. And typically the way we will pace future activity is a function of by group and by region.

So, for example, Bell has no corporations in Asia/Japan, so we could continue to do transactions there, they would not be impacted by this integration. But to the extent that EM and TS in these regions are impacted by this integration, we will make sure that that's digested before we take on anything of any substance.

Jim Suva - Citigroup - Analyst

And then as far as debt paydown, should we think about paying down some debt or some converts or building up your cash chest again, or how should we think about that?

Roy Vallee - Avnet, Inc. - Chairman, CEO

I think it is most likely -- Ray, I think it's safe to say we haven't made a final determination.

Ray Sadowski - Avnet, Inc. - SVP, CFO

Correct.

Roy Vallee - Avnet, Inc. - Chairman, CEO

But most likely that we would retire 100% of the Bell outstanding debt.

Ray Sadowski - Avnet, Inc. - SVP, CFO

Right, we would retire all the Bell debt in all likelihood as quickly as possible after closing.

Jim Suva - Citigroup - Analyst

And is that part of your accretion or is that in addition?

Ray Sadowski - Avnet, Inc. - SVP, CFO

That is part of the accretion.

Jim Suva - Citigroup - Analyst

So excluding the debt pay down is this still immediately accretive?

Roy Vallee - Avnet, Inc. - Chairman, CEO

Yes, yes, it's probably much more -- it's closer, Jim, to only slightly accretive. However, as soon as the deal is complete we will begin to go to work on the synergies as well and those will be coming into the accretion equation.

Jim Suva - Citigroup - Analyst

Yes, I understand, I just want to make sure. So a large portion of the accretion sounds like is more (technical difficulty) to debt pay down?

Roy Vallee - Avnet, Inc. - Chairman, CEO

No, I wouldn't say that at all. I would say that the day -- day one at closing -- you've got synergies like listing fees, redundant boards of directors, professional fees, those things go away. So the synergy clock actually starts day one and at the same time will be paying down the debt. So that the accretion comes from the combination of the fact that we have low cost capital that we are able to deploy in the short term coupled with this is a nice strategic fit and there will be synergies that will create shareholder value in the equation.

Jim Suva - Citigroup - Analyst

Sure. I'm just trying to break out the two between operational accretion and financial debt pay down accretion.

Roy Vallee - Avnet, Inc. - Chairman, CEO

Yes. Well, I think the debt piece is pretty public knowledge, right? You can identify the Bell debt, you know what the coupons are, you know what our outstanding cash is and what our credit lines -- if we drew down the credit lines the current interest rates would be quite low. So you could calculate that piece of it independent of the operational.

Jim Suva - Citigroup - Analyst

And then just to be clear, the statement about accretion is based upon the financial accretion also being folded in as part of the accretion mathematics?

Roy Vallee - Avnet, Inc. - Chairman, CEO

Of course.

Jim Suva - Citigroup - Analyst

Okay, just wanted to make sure. Thank you, gentlemen.

Operator

[Jake Kamimee], Morgan Stanley.

Jake Kamimee - Morgan Stanley - Analyst

Hi, good morning, thanks for taking the question. I just had a broader question about the capital structure and was wondering what's the Company's near-term and mid-term and even, broader speaking, longer-term comfort with leverage on the balance sheet? And what's the kind of target leverage range that you'd like to run the Company in?

Ray Sadowski - Avnet, Inc. - SVP, CFO

Good morning, it's Ray Sadowski. I guess the first part of our capital structure revolves around the fact that we do want our remaining investment-grade company, although at the lower tier as we are today. And so that to some extent will be a governing factor on how much leverage we put on the balance sheet. As we look at the balance sheet overall today we're pretty comfortable with the amount of leverage that we have, maybe we could use a little bit more leverage and this transaction may allow us to do that. But we're not looking to have any significant change in our capital structure overall.

Roy Vallee - Avnet, Inc. - Chairman, CEO

And, Jake, just one other comment. As Ray said, we went to be investment-grade and the principle focus of the rating agencies is really coverage and leverage as opposed to the debt to cap structure. So those are the stats we monitor and we will take actions along the way to ensure that we maintain coverage and leverage that warrants investment grade ratings by the agencies.

Jake Kamimee - Morgan Stanley - Analyst

Okay, great. And then in terms of the mix of cash and debt, you kind of alluded to this earlier. But can you help us think about what that might look like? And how much cash do you have in the US? And what's kind of the minimum level of cash you're comfortable running the Company with?

Ray Sadowski - Avnet, Inc. - SVP, CFO

Hi, it's Ray again. So at the end of December I think we had a little bit less than $900 million in cash overall. An obviously that's spread around the world. But we do have the ability if necessary to bring some of that back to the US. I guess if you look at how much cash is generally in float within the business it's generally about $250 million or so. But keep in mind that we do have two credit facilities that are virtually untapped and obviously in the environment we're in today the cost of borrowing against those lines are relatively inexpensive.

Jake Kamimee - Morgan Stanley - Analyst

Got you.

Operator

Hale Holden, Barclays Capital.

Hale Holden - Barclays Capital - Analyst

Just one quick one. You've been pretty clear that you want to use the credit facility to partially fund this. Is there any chance that you would consider terming it out with corporate bonds instead?

Ray Sadowski - Avnet, Inc. - SVP, CFO

There's always that chance, we continuously evaluate the markets and if at the time we close the transaction market conditions are in favorable shape, let's put it that way, and it makes sense, we certainly will explore that opportunity.

Roy Vallee - Avnet, Inc. - Chairman, CEO

I think also that by the time we close we'll get a better view of what cash flow requirements are from an operating point of view and that will be part of the equation as well.

Hale Holden - Barclays Capital - Analyst

Thank you.

Operator

Judy Delgado, Alpine Associates.

Judy Delgado - Alpine Associates - Analyst

Yes, good morning, gentlemen, I -- actually a lot of the questions have been answered. However, wondering on the debt side, is there any change of control provision there?

Roy Vallee - Avnet, Inc. - Chairman, CEO

Yes, they have various lines of debt which have a number of different types of change control provisions. But again, our intent would be to pay off virtually all of that debt at closing.

Judy Delgado - Alpine Associates - Analyst

Okay, thank you.

Roy Vallee - Avnet, Inc. - Chairman, CEO

You're welcome.

Operator

[Barbara Darrow], TechTarget.

Barbara Darrow - TechTarget - Analyst

I was actually wondering if any of this was driven at all by Avnet's Sun Microsystems business and the fact that given what's coming out of Oracle headquarters the last couple of months it's pretty clear that they don't have much use for distributors.

Roy Vallee - Avnet, Inc. - Chairman, CEO

So, Barbara, there are two answers to your question. One is that, no, we wouldn't strike a deal to buy Bell Micro because of something that was happening with one of our other suppliers; we would try to manage those as independent events. But on a separate note, I just want to tell you that the ongoing dialogue with the senior management at Oracle from our perspective is actually quite constructive and quite positive. It is true that in the largest customers that Oracle is currently serving direct, they believe that they should be doing their own demand fulfillment business where they are doing the demand creation.

However, even in those largest accounts where the channel is creating value add, in other words providing for demand creation activity, they fully intend to continue to support the channel. And then outside of that we have two other opportunities.

So while there may be some downside in revenues, if we have resellers that are providing fulfillment that Oracle now wants to serve direct, to offset that Oracle no longer wants to deal on a direct basis with any resellers, so their DVARs, as they're called, will be reverted back to the distribution channel, that creates an upside for Avnet.

In addition to that, they have stated the goal to significantly consolidate the number of distributors that they do business with globally and that creates another upside for Avnet. So on balance we're actually positive about the events that are taking place with the Oracle Sun combination.

Operator

(Operator Instructions). [Mark Hassenberg], Nottingham Capital.

Mark Hassenberg - Nottingham Capital - Analyst

Congratulations.

Roy Vallee - Avnet, Inc. - Chairman, CEO

Thanks, Mark.

Mark Hassenberg - Nottingham Capital - Analyst

Bell has substantial tax loss carryforwards. And there was always some question about whether all of those could be used by Bell and how quickly they could be used by Bell. Do you see that as a plus in this combination? And do you consider that part of the savings that you were talking about or is that something that would be in addition to that?

Ray Sadowski - Avnet, Inc. - SVP, CFO

Good morning, Mark, it's Ray Sadowski. Yes, Bell does have a significant operating tax loss carryforward. However, with various limitations and things like that the end benefit to us we don't believe is going to be that significant and specifically we have not factored it into the benefits associated with the transaction. So to the extent that we can avail ourselves of some of those benefits, which we certainly will be able to, it will be an upside as we've not factored any of that into our analysis so far.

Mark Hassenberg - Nottingham Capital - Analyst

Thank you. One of the opportunities that Bell was not able to fully pursue because of the issues that they were having is moving into the Asian markets with their services and products. (technical difficulty) that as an opportunity for Avnet in the combined company?

Roy Vallee - Avnet, Inc. - Chairman, CEO

Yes. So, Mark, our Tech Solutions business in Asia is now right about a $1 billion per year run rate. And we'll be looking to take any of the existing Bell supplier relationships that have not currently been a focus of Avnet's and explore expansion into Asia with those suppliers and thereby accelerating our penetration.

Mark Hassenberg - Nottingham Capital - Analyst

Great.

Don Bell - Bell Microproducts - Founder, CEO

This is Don. We were actually preparing a move into China in the next couple of months. So we were right on the verge; we think that this -- of moving into China, we think this is a significant opportunity because we'll be able to do it on a larger scale. We've got about 10 customers there in China doing manufacturing that we're supplying to today.  We think that could go to 30 pretty quickly, significant value added embedded customers. So I think this is truly a win win in the Chinese market for Bell Micro.

Mark Hassenberg - Nottingham Capital - Analyst

Great.

Roy Vallee - Avnet, Inc. - Chairman, CEO

And, Mark, just a reminder -- you may know this already, but we do have a nice sized integration center in Tianjin inside of China.

Mark Hassenberg - Nottingham Capital - Analyst

Right, right. Well, again, congratulations.

Roy Vallee - Avnet, Inc. - Chairman, CEO

Thank you very much.

Operator

Thank you. Gentlemen, there are no further questions at this time. I'd like to hand the floor back over to management for any closing comments.

Vince Keenan - Avnet, Inc. - VP, IR

Okay. We would like to thank you for your participation in our review of the announced Bell Microproducts acquisition today. If you have any questions or feedback regarding the material presented, please contact Avnet's Investor Relations department by phone or e-mail. Thank you, and have a nice day.

Roy Vallee - Avnet, Inc. - Chairman, CEO

Thank you, everybody.

Don Bell - Bell Microproducts - Founder, CEO

Thank you.

Operator

Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.
* * * * *

Below is a form of an e-mail message dated March 29, 2010 from W. Donald Bell, President and Chief Executive Officer of Bell Microproducts Inc. (“Bell Micro”):

To all Bell Micro Employees,

I am pleased to announce that Bell Micro has entered into a definitive agreement to be acquired by Avnet Inc. for $7.00 in cash per share.  As part of the acquisition, all of Bell Micro’s debt will be assumed, making the total consideration of over $600 million.

As many of you know, Avnet Inc. is a $17 billion international distributor of high-technology products, solutions and services.  With our $3 billion in revenue in calendar year 2009, the combined entity is expected to have annual sales of approximately $20 billion.

Bell Micro has achieved much over the 22 years since our founding in 1988.  We have grown to a sales volume of over $3 billion per year and employ 1,900 people in over 55 locations in North America, Europe and Latin America.  I am personally very proud of our team and what we have accomplished.  Each and every member of the dedicated Bell Micro team is very dear to my heart.

Over the last few years we have had many challenges, including the worst recession and financial crisis in modern history.  We have successfully weathered these challenges and, for the most part, emerged victorious.  It is an enormous credit to the team that we have accomplished so much over these last few years.

Recently, we were presented with an offer from Avnet to acquire Bell Micro.  The Board of Directors of Bell Micro, after careful consideration of all of the pros and cons, has made the decision to accept this offer from Avnet as being in the best interest of both our shareholders and you, our employees.  I wholeheartedly support this decision.  As I have dedicated much of my life to making Bell Micro a success, I plan to remain involved as long as necessary to ensure the successful implementation of this merger.

Listed below are a few highlights of the transaction:

•
Avnet is a recognized leader in a wide range of products from semiconductors to enterprise-class servers.  They have over 13,000 employees and sales of $17 billion in calendar year 2009.  They have locations in North America, Asia, Latin America and EMEA.

•	The Bell Micro distribution business will be integrated into Avnet’s global operating groups, Avnet Technology Solutions and Avnet Electronics Marketing.

•
Our combined ProSys and Total Tec businesses (with CY 2009 revenue of over $400 million) will report directly into Avnet’s COO Rick Hamada, while Avnet considers strategic alternatives for this business.  We will continue the integration of  Total Tec operations into ProSys with no delays.

•	We remain committed to our performance goals and our philosophy, and we are confident that our capabilities and resources will contribute to the success of the combined company.

•	We expect to close the transaction in 60 to 120 days, subject only to approval of our shareholders and various governmental authorities.

•
One of the reasons that Avnet is interested in acquiring Bell Micro is our outstanding talent pool.  Our employees are highly valued by Avnet and we expect many opportunities for Bell Micro employees in the combined company.  As with all acquisitions, as part of the integration process, Avnet will review the operations of both companies and determine where there are duplications.  While we do anticipate that there will be overlap in some areas, at this point the extent of that overlap is unclear.  In the long run, the acquisition will create a larger organization with more career opportunities for employees in both companies.  In situations where there are overlaps, Avnet will use a “Best People, Best Practices” methodology to ensure that the talent most critical to delivering their strategic objectives is retained.

•	At closing, all outstanding stock options will vest and any gain will be paid in cash.

•
For the next few months, and until we close this transaction, we remain an independent company.  During this period, our pay plan structure, benefits, and essentially everything else, will remain unchanged.  We need to continue to execute on our business plans, and serve our customers in the exceptional manner they expect from Bell Micro.

•	We will form integration teams over the next few weeks to work on the structure of the combined company, but do not expect any changes prior to the close of the transaction.

Division Presidents and other members of the Executive Staff will hold informational meetings over the next week to further discuss the merger and answer any questions you may have.  We will also keep you informed of new developments via email.  Shortly, I will be sending you another email that contains a good overview of Avnet.

In the meantime, it is business as usual, so please remain focused on exceeding customer and supplier expectations; they are counting on us to continue to outperform as their key partner.

The press release that was published this morning will provide more detailed information about this exciting opportunity.

Best Regards,

Don Bell

Bell Microproducts

Additional Information and Where to Find It

In connection with the proposed merger of Bell Micro with Avnet (the “Merger”), Bell Micro intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement for the shareholders of Bell Micro, and Bell Micro and Avnet may file other documents with the SEC regarding the proposed merger transaction.  BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, BELL MICRO’S SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  Investors and shareholders will be able to obtain, without charge, a copy of the proxy statement, as well as other relevant documents containing important information about Bell Micro and Avnet at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC.  Bell Micro’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents when they become available by directing a request by mail or telephone to Bell Microproducts Inc., 1941 Ringwood Avenue, San Jose, CA 95131, Attention: Corporate Secretary, (408) 451-9400.

Participants in the Solicitation

Information about Bell Micro’s directors and executive officers and other persons who may be participants in the solicitation of proxies from Bell Micro’s shareholders is set forth in Bell Micro’s proxy statement on Schedule 14A filed with the SEC on July 7, 2009.  Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed Merger will be included in the proxy statement that Bell Micro intends to file with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding the completion of the merger and other future events.  You should not place undue reliance on these statements.  Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  Statements that include the words “will,” “would,” “intend,” “believe,” “may,” “should,” “prepare,” “expect,” “feel,” “think,” “going to,” “appear,” “could,” “probably,” “guess,” “foresee,” and similar statements of a future or forward-looking nature identify forward-looking statements.  Forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause future events or Bell Micro’s actual results to differ materially from those indicated in these statements.  Bell Micro believes that these factors include, but are not limited to, the following:

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement relating to the merger that could require Bell Micro to reimburse Avnet up to $2.5 million for fees and expenses and pay to Avnet a termination fee of up to $10.5 million (less any such fees and expenses Bell Micro already paid);

•	the outcome of any legal proceedings that have been or may be instituted against Bell Micro and others relating to the merger agreement;

•	the failure to obtain approval of Bell Micro’s shareholders or the failure to satisfy other conditions to completion of the merger;

•	the inability to obtain any required regulatory approvals in a timely manner, if at all;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on Bell Micro’s business and customer relationships, operating results and business generally, including Bell Micro’s ability to retain key employees; and

•	the amount of the costs, fees, expenses and charges related to the merger.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements and factors identified under the caption “Risk Factors” in Item 1A of Bell Micro’s Annual Report on Form 10-K for the year ended December 31, 2009.  If one or more events related to these or other risks or uncertainties materialize, or if Bell Micro’s underlying assumptions prove to be incorrect, actual results may differ materially from what Bell Micro’s anticipates.    Bell Micro undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.